EXHIBIT 23.2

Consent of Experts

HALL ENERGY, INC.

OIL AND GAS CONSULTANTS
P.O. Box 218
Magnetic Springs, OH 43036
Office: 937-348-2275 Fax: 937-348-2270

November 21, 2006

Mr. Gary J. Novinskie
President
Daleco Resources Corporation
120 N. Church Street
West Chester, PA 19380

Re: Letter of Consent

Dear Mr. Novinskie:

I hereby consent to the reference to Hall Energy, Inc., in the Daleco Resources Corporation's Annual Report on Form 10-KSB in the section entitled "Interest of Named Experts and Counsel" and the inclusion of information presented in our report pertaining to the potential quantities of industrial natural gas associated with the interests operated and/or controlled by DRI Operating Company, a wholly owned subsidiary of Daleco Resources Corporation, located in the states of Pennsylvania and West Virginia.

Sincerely,

Jon Hall, P.E.

Jon Hall, P.E.
President